STAAR Surgical Reports 15% Fourth Quarter Revenue Growth and 13% Full Year 2013

~Total Sales Increased 22% in Constant Currency from Q4 2012~

~ Record Quarterly Visian® ICL™ Sales Increased to $11.5 Million~

~ICL Revenue Up 34% in APAC, 27% in EMEA Regions and 36% in North America ~

~Total IOL Sales Decreased 2%; Increased 12% in Constant Currency ~

~FDA’s Ophthalmic Devices Panel on Visian TICL Rescheduled for March 14~

MONROVIA, CA, February 26, 2014---STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of minimally invasive ophthalmic products today reported revenue for the fourth quarter ended January 3, 2014 of $18.9 million, a 15% increase over $16.5 million reported for the fourth quarter of 2012. The effect of foreign currency exchange reduced sales by $1.1 million during the quarter. On a constant currency basis, revenues grew 22% during the fourth quarter of 2013 compared to the fourth quarter of 2012. The results included record quarterly sales of $11.5 million of the Company’s Visian® ICL product portfolio and $6.6 million of its IOL products. Low margin Other Product sales were $812,000, a 12% decrease over the prior year and a 3% decrease in constant currency.

“We had a successful fourth quarter and a strong finish to 2013. Revenues grew 15% year over year and 22% on a constant currency basis. Sales of our Visian ICL reached record levels with 31% growth in dollars and 29% growth in units. We generated revenue growth of 27% or greater in all of our three regions as we continue to grow market share globally. Among our accomplishments in 2013 was consistent revenue growth that exceeded our original expectations at the beginning of year. Sales for the year reached $72.2 million, reflecting 13% growth over the prior fiscal year, despite the ongoing headwinds from the yen valuation, which reduced our revenue for the year by $3.8 million. Sales in constant currency grew 19% to $76 million for the year. Sales of our Visian ICL reached record levels, growing 26% to $44.1 million. To date, more than 400,000 ICLs have been implanted worldwide and that number is growing every day,” said Barry Caldwell, President and CEO.

“Customer adoption of CentraFLOW® technology has been a key driver to our growth in 2013 and we are expecting approval in Japan within days,” added Mr. Caldwell. “We also believe we remain on track for CentraFLOW approval in China at mid-year. ICLs with CentraFLOW technology represented 67% of all ICL’s shipped in December and this should be a good signal for our 2014 ICL outlook. The Visian ICL with CentraFLOW technology helped to drive sales during 2013 in our EMEA region which grew 41% in revenue and 29% in procedures. During 2014 we should start to see that benefit in our APAC region with full year approvals in Korea and India, as well as potentially half the year in China. We will also significantly enhance our global ICL platform offering with the introduction of the preloaded ICL, which we expect will receive CE Mark approval in April. Finally, we began development of our V6a and V6b ICLs, which will differentiate the ICL for treating presbyopic and myopic patients and could significantly expand the market for our ICL to include patients over the age of 45 for the onset of presbyopia.

“We have been informed our meeting with the FDA’s Ophthalmic Devices Panel regarding the safety and effectiveness of the Visian Toric Implantable Collamer Lens (TICL) has now been rescheduled for Friday, March 14. This date has yet to be published on the FDA website. We have excellent clinical outcomes to share with the advisory committee. More than 110,000 TICLs have been successfully implanted and we are confident we are well prepared to address the agency’s questions on our submission of the TICL for the U.S. market.

“Our investment in consumer awareness and digital marketing programs is paying off and having a positive impact on the growth of ICLs in certain key markets. U.S. ICL revenue grew 33% in the fourth quarter while according to Market Scope, laser refractive procedures declined 1% in the quarter while non-laser procedures grew 20%. We believe our growth is due in part to initiatives such as a new website, www.staarmd.com and the Visian ICL “Doc Finder” that assists surgeons with ICL practice development. Key digital marketing metrics such as: website visits, video views, Doc Finder leads, Twitter and Facebook have all more than doubled during the fourth quarter as compared to the year ago period. Patient leads generated from our digital marketing that were followed up with contact from a surgeon’s practice resulted in 62% of those patients having an ICL implanted. This is a very high conversion rate and we are watching it closely. Finally, new websites in China, Japan and the Middle East are expanding awareness of the ICL in these key markets,” concluded Mr. Caldwell.

The Company sells injectors to a third party to be used in preloaded IOLs, some of which are sold back to the Company for sale to end customers. During the fourth quarter, the Company determined that a more appropriate accounting for these injectors would be to reduce the cost of goods sold, rather than the previous accounting treatment as revenue. Therefore, the fourth quarter injector sales of $476,000 were recorded as cost of goods sold rather than revenue and this accounting treatment will be followed on a go-forward basis.

Gross profit margin for the quarter was 68.5% compared to 67.8% in the fourth quarter of 2012. Sales of low margin IOL injectors to a third party manufacturer and the manufacturing of the silicone preloaded IOLs in the U.S. combined to limit our gross margin expansion during the quarter.

Operating expenses for the fourth quarter of 2013 were $14.2 million, up 15% from $12.4 million in the prior year. This includes an 8% increase in General and Administrative expenses, a 29% increase in Sales and Marketing expenses, and a 9% increased investment in R&D. Operating expenses in general increased due to an additional week of compensation in the fourth quarter of 2013 which contained 14 weeks versus 13 weeks in 2012. General and Administrative expenses increased due to the Monrovia facility expansion and recruiting and consulting costs as we build our organizational talent. Sales and Marketing increased due to commissions from higher sales, the impact of consumer awareness initiatives, and the timing of the ESCRS trade show which fell in the fourth quarter this year versus the third quarter of last year. The increased R&D spending included approximately $200,000 in costs associated with preparation for the FDA Panel meeting on the TICL.

Income taxes resulted in a benefit of $172,000 during the fourth quarter of 2013 compared to a provision of $466,000 during the fourth quarter of 2012. This benefit was partially driven by the buildup of production in the U.S. for products previously produced outside the U.S.

The net loss for the fourth quarter of 2013, calculated in accordance with GAAP, was $876,000 or $0.02 on a per share basis, compared with a net loss of $1.4 million, or $0.04 on a per diluted share basis, in the fourth quarter of 2012. Adjusted net income (excluding manufacturing consolidation expenses, distribution transition expenses in Spain, gain (loss) on foreign currency transactions, fair value adjustment of warrants, and stock-based compensation expense) for the quarter ended January 3, 2014 was $850,000, or $0.02 per share versus adjusted net income for the year ago quarter of $495,000, or $0.01 per diluted share.

Cash and cash equivalents at January 3, 2014 totaled $23 million, which includes $3.4 million generated from operations. During the year, the Company invested a total of $5.7 million of which $2.2 million was for the manufacturing consolidation efforts and an additional $3.5 million was for fixed asset additions.

Recent Visian Implantable Collamer® Lens (ICL) Highlights.

•	Sales grew 31% globally during the fourth quarter, representing an increase in 11 of the 12 key markets.

•	Procedures grew globally 29% in the fourth quarter, with unit growth in 10 of the 12 key markets.

•	Expected regulatory approval of Company’s Visian ICL with CentraFLOW technology within days for Japanese market.

•	67% of all ICL units shipped in December included CentraFLOW technology.

•	In the over 60 markets where the TICL is available, fourth quarter sales of TICL represented 47% of total ICL revenue and 38% of the units. TICL sales grew 22% during the quarter globally while the ICL grew 39%.

•	For the full fiscal year, ICL total sales increased in 11 of the Company’s 12 key markets, reflecting a 26% increase. Units increased in all 12 markets, reflecting a 22% increase for the year.

Quarterly Regional ICL Updates

Europe, Middle East, Africa (EMEA)

•	In the fourth quarter, Visian ICL revenues grew by 27% while units increased 24% and average selling price increased 3% driven by the premium on the CentraFLOW technology.

•	Revenues in Europe increased 24% in revenue due to gains from the CentraFLOW technology.

•	France grew 68% in sales and 67% in units.

•	Italy grew 51% in sales and 32% in units.

•	Spain grew 15% in sales and 12% in units.

•	The Middle East, where the Visian ICL with CentraFLOW was introduced earlier this year and a new targeted website was launched, grew 17% in revenues.

•	Latin America grew 59% in revenue and 69% in unit sales, as the ICL with CentraFLOW in Argentina was launched.

Asia Pacific (APAC)

•	APAC grew 34% in revenue while units increased 31% and average selling price increased 2%.

•	Strong growth was seen in the top two ICL markets: Korea and China.
o	Korea grew sales 42% and units increased 29%. This was the first full quarter of the CentraFLOW launch in Korea.
o	China ICL revenues increased 75% while units increased 81% due to the lower refractive comparable in China during Q4 2012.
•	ICL sales in Japan, the only key market not to see revenue growth in the quarter, declined 7% in yen. Significant declines in the Japan refractive market during 2013 have been reported.
•	India grew 13% in revenue driven by a 15% increase in selling price due to the launch of the CentraFLOW technology.

North America (NA)

•	NA increased revenues by 36% while units increased 39%.

•	Sales in the U.S. grew 33% while units grew 37%, reflecting the impact of increased digital marketing media and consumer awareness results while refractive procedures have been reported as flat to slightly down.

Quarterly Intraocular Lens (IOL) Highlights

•	Fourth quarter IOL sales were $6.6 million, a slight decline from $6.8 in the fourth quarter of 2012. Sequentially, IOL sales increased $1.3 million from the third quarter of 2013.

•	The foreign exchange impact was $983,000. In constant currency, sales were $7.6 million and represented a 12% increase from the prior year.

•	While sales in Japan, the Company’s largest market, declined by 4% as reported for the quarter, sales in local currency increased by 26%. IOL unit sales increased by 17% during the quarter.

•	The Company ended the year with approximately $400,000 in backorders of its preloaded acrylic for Europe. IOL sales in EMEA increased by 27% and 23% in units during the quarter.

•	For the full fiscal year, IOL sales declined 7% as reported, but increased 5% in constant currency. IOL sales in Japan declined 1% as reported but increased by 24% in local currency. Units increased by 16% for the full year. IOL sales in EMEA increased 23% for the year as units increased 16%.

Project Comet Update

During the quarter, the Company continued to make progress toward completing the manufacturing consolidation project by mid-2014. At the end of the fourth quarter the Company had approximately 17,100 ICLs in finished goods inventory, compared to approximately 11,400 ICLs in inventory held in both Europe and the U.S. at the end of the third quarter. This represents a 50% increase of ICLs in finished goods inventory during the quarter while shipping 29% more units from stock compared to the fourth quarter of 2012. This inventory build is consistent with management’s plan to assure adequate supply and quality of product throughout this consolidation project. Manufacturing yields of the ICL in the U.S. continue to increase. The Company will officially close its manufacturing capabilities in Switzerland in June 2014, and expects to add headcount in U.S. as it transfers manufacturing from Switzerland.

Full Year 2013 Financial Highlights

•	Total net sales in 2013 increased 13% to $72.2 million from $63.8 million in 2012. Foreign currency changes unfavorably impacted net sales by $3.8 million in 2013 compared to $62,000 in 2012. This included an unfavorable currency impact of $3.2 million in IOL sales, $443,000 in Other sales and $145,000 in ICL sales.

•	Including the $476,000 received for IOL injector sales, full year revenues would have been approximately $72.7 million.

•	ICL sales totaled $44.1 million, 26% above sales of $35.1 million reported in 2012.

•	IOL sales totaled $24.2 million, a 7% decline from $26 million in 2012. IOL sales in constant currency increased 5% to $27.4 million for the full year period.

•	Gross profit margin for the full fiscal year was 69.7% compared to 69.4 % in the fourth quarter of 2012. Gross margin continues to be negatively impacted by the value of the yen and the increase in sales of low margin IOL injectors.

–	Increased IOL injector sales sold at low margins to the Company’s KS-IOL lens supplier which they sell to end customers reduced gross margin by 140 bps.

–	Manufacturing of the preloaded silicone IOL in the U.S. sourced by Japan now has a higher cost due to the weaker value of the yen as compared to 2012. This factor accounted for a loss of 120 bps.

–	Without the impact of these two factors, gross margin for the full year would have been approximately 72.3%, representing a 290 bps improvement over 2012 and above the Company’s gross margin expansion target for the year.

•	Operating expenses were $49.6 million, a 9% increase over 2012 expenses of $45.5 million. Constant currency had a $2.1 million favorable impact on expenses.

•	Key investment spending totaled more than $6 million including: $2.2 million for the manufacturing consolidation project, approximately $3.5 million for fixed asset additions and $442,000 for the transition to a direct distribution model in Spain.

•	Income taxes decreased $528,000 and the new medical device tax was $203,000.

•	Net income on a GAAP basis was $397,711 or $0.01 per diluted share as compared to a loss of $1.8 million or $0.05 per diluted share in 2012.

•	The non-GAAP adjusted net income increased to $7.5 million or $0.19 per diluted share compared to $4.8 million or $0.13 per diluted share in 2012.

2014 Metrics

Looking ahead, the Company offered the following annual key metrics that management will focus on achieving during 2014 and upon which it will report and update each quarter:

•	Revenue growth of 8% to 10%
•	ICL revenue growth of 20%
•	Gross Margin expansion of 300 bps, 72.7% for the full year
•	Profitable on a GAAP basis for the full year

•	Successfully complete manufacturing consolidation project by mid-year

Conference Call

The Company will host a conference call and webcast today 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss these results and recent corporate developments. The dial-in number for the conference call is 877-415-3181 for domestic participants and 857-244-7324 for international participants, both using the passcode 88698954. The Company will also be using slides to illustrate its fourth quarter results and operational progress including comments regarding the rescheduled FDA panel on the TICL. The slides and live webcast of the call can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will be available for seven days. This replay can be accessed by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, both using passcode 45739769. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance.

The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and Euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on our results when reported in U.S. dollars. When preparing its financial statements in conformance with GAAP, the Company translates foreign currency sales and expenses denominated in Japanese yen to dollars at the weighted average of exchange rates in effect during the period. As a result, the Company's reported performance may be significantly affected by currency fluctuations. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

“Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): manufacturing consolidation expenses, Spain distribution transition expenses, gain or loss on foreign currency transactions, the fair value adjustment of outstanding warrants issued in 2007, and stock-based compensation expenses.

Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance: the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

We have excluded manufacturing consolidation and Spain distribution transition expenses because these are non-recurring expenses and their inclusion may mask underlying trends in our business performance. Expenses associated with the Company’s plans to consolidate its manufacturing operations to the U.S. are largely expected to be completed by the middle of 2014 and the Spain distribution transition expenses were completed at the end of the first quarter of 2013.

We have excluded gains and losses on foreign currency transactions and the fair value adjustment of warrants because of the significant fluctuations that can result from period to period as a result of market driven factors.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718. In calculating Adjusted Net Income STAAR excludes these expenses and the fair value adjustment of outstanding warrants because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

We have provided below a detailed reconciliation table, which is useful to investors in providing the context to understand our Adjusted Net Income and how it differs from Net Income calculated in accordance with GAAP.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR's lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or "ICL." A lens used to replace the natural lens after cataract surgery is called an intraocular lens or "IOL." Over 400,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company's website at www.staar.com.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales, profit margins, cash, effective tax rate or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; metrics for 2013 and 2014; statements regarding new or improved products, including but not limited to, expectations for success of new or improved products in the U.S. or international markets or government approval of new or improved products; future economic conditions or size of market opportunities; expected IOL backorder position; expected costs of Monrovia facility expansion; expected costs and savings from business consolidation plans and the timetable for those plans; statements of belief, including as to achieving 2014 growth plans or metrics; expected regulatory activities and approvals, product launches, and any statements of assumptions underlying any of the foregoing. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Annual Report on Form 10-K for the year ended December 28, 2012, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog or supply delays as we prepare for our manufacturing facility consolidation; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new or improved products, or to require additional actions before approval (including but not limited to determinations by the Ophthalmic Devices Panel of the FDA); unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the risk that research and development efforts will not be successful or may be delayed in delivering for launch; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new or improved product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive procedure market, and a general decline in the demand for refractive surgery particularly in the U.S. and the Asia Pacific region, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions. The Visian Toric ICL and the Visian ICL with CentraFLOW are not yet approved for sale in the United States.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Doug Sherk, 415-652-9100	Nicole Kruse
	Leigh Salvo, 415-568-9348	212-850-6025

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)
Unaudited

	January 3,	December 28,
ASSETS	2014	2012

Current assets:
Cash and cash equivalents	$22,954	$21,675
Accounts receivable trade, net	10,731	8,543
Inventories, net	12,514	11,673
Prepaids, deposits, and other current assets	3,503	2,183
Deferred income taxes	373	—
Total current assets	50,075	44,074
Property, plant, and equipment, net	7,405	5,439
Intangible assets, net	1,380	2,142
Goodwill	1,786	1,786
Deferred income taxes	626	187
Other assets	659	1,131
Total assets	$61,931	$54,759

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$4,750	$5,850
Accounts payable	6,301	5,129
Deferred income taxes	739	439
Obligations under capital leases	288	829
Other current liabilities	6,334	5,702
Total current liabilities	18,412	17,949
Obligations under capital leases	141	488
Deferred income taxes	1,654	885
Asset retirement obligations	157	707
Pension liability	2,715	2,988
Total liabilities	23,079	23,017

Stockholders' equity:
Common stock	379	364
Additional paid-in capital	170,246	162,251
Accumulated other comprehensive income	282	1,580
Accumulated deficit	(132,055)	(132,453)
Total stockholders' equity	38,852	31,742
Total liabilities and stockholders' equity	$61,931	$54,759

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

	Three Months Ended						Year Ended
	% of	January 3,	% of	December 28,	Fav (Unfav)		% of	January 3,	% of	December 28,	Fav (Unfav)
	Sales	2014	Sales	2012	Amount	%	Sales	2014	Sales	2012	Amount	%

Net sales	100.0%	$18,944	100.0%	$16,466	$2,478	15.0%	100.0%	$72,215	100.0%	$63,783	$8,432	13.2%

Cost of sales	31.5%	5,968	32.2%	5,298	(670)	-12.6%	30.3%	21,906	30.6%	19,492	(2,414)	-12.4%

Gross profit	68.5%	12,976	67.8%	11,168	1,808	16.2%	69.7%	50,309	69.4%	44,291	6,018	13.6%

Selling, general and administrative expenses:
General and administrative	24.0%	4,546	25.5%	4,207	(339)	-8.1%	22.8%	16,568	23.8%	15,150	(1,418)	-9.4%
Marketing and selling	39.2%	7,417	34.9%	5,744	(1,673)	-29.1%	33.1%	23,888	33.4%	21,281	(2,607)	-12.3%
Research and development	10.4%	1,972	11.0%	1,804	(168)	-9.3%	9.3%	6,708	10.1%	6,444	(264)	-4.1%
Medical device tax	0.3%	54	0.0%	-	(54)	-100.0%	0.3%	203	0.0%	-	(203)	-100.0%
Selling, general, and administrative expenses	73.9%	13,989	71.4%	11,755	(2,234)	-19.0%	65.5%	47,367	67.3%	42,875	(4,492)	-10.5%
Other general and administrative expenses	1.3%	238	4.0%	656	418	63.7%	3.1%	2,242	4.1%	2,636	394	14.9%

Total selling, general and administrative expenses	75.2%	14,227	75.4%	12,411	(1,816)	-14.6%	68.6%	49,609	71.4%	45,511	(4,098)	-9.0%

Operating income (loss)	-6.7%	(1,251)	-7.6%	(1,243)	(8)	—	1.1%	700	-2.0%	(1,220)	1,920	-157.4%

Other income (expense):
Interest income	0.2%	36	0.3%	45	(9)	-20.0%	0.1%	59	0.1%	59	-	0.0%
Interest expense	-0.2%	(36)	-0.4%	(64)	28	43.8%	-0.2%	(170)	-0.5%	(291)	121	41.6%
Gain on foreign currency transactions	0.4%	77	0.6%	102	(25)	-24.5%	0.1%	39	0.2%	111	(72)	—
Other income, net	0.7%	126	1.3%	212	(86)	-40.6%	0.7%	486	1.3%	822	(336)	-40.9%
Total other income, net	1.0%	203	1.9%	295	(92)	-31.2%	0.7%	414	1.1%	701	(287)	-40.9%

Income before provision (benefit) for income taxes	-5.7%	(1,048)	-5.7%	(948)	(100)	10.5%	1.8%	1,114	-0.9%	(519)	1,633	-314.6%

Provision (benefit) for income taxes	-0.9%	(172)	2.8%	466	638	—	1.0%	716	2.0%	1,244	528	42.4%

Net income (loss)	-4.8%	$(876)	-8.5%	$(1,414)	$538	—	0.8%	$398	-2.9%	$(1,763)	$2,161	—

Net income (loss) per share - basic		$(0.02)		$(0.04)				$0.01		$(0.05)
Net income (loss) per share - diluted		$(0.02)		$(0.04)				$0.01		$(0.05)

Weighted average shares outstanding - basic		37,111		36,394				36,706		36,253
Weighted average shares outstanding - diluted		37,111		36,394				38,607		36,253

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	January 3,	December 28,
	2014	2012
Cash flows from operating activities:
Net income (loss)	$398	$(1,763)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	1,711	1,309
Amortization of intangibles	440	652
Deferred income taxes	104	143
Fair value adjustment of warrant	(27)	(335)
Loss on disposal of property and equipment	200	131
Stock-based compensation expense	4,489	3,208
Change in net pension liability	162	205
Accretion of asset retirement obligation	10	16
Provision for sales returns and bad debt expense	263	77
Changes in working capital:
Accounts receivable	(2,938)	224
Inventories	(1,603)	(1,020)
Prepaids, deposits and other current assets	(1,066)	(298)
Accounts payable	407	1,014
Other current liabilities	802	(346)
Net cash provided by operating activities	3,352	3,217

Cash flows from investing activities:
Acquisition of property and equipment	(3,448)	(2,271)
Decrease in other assets	-	(4)
Release of restricted cash	-	129
Net cash used in investing activities	(3,448)	(2,146)

Cash flows from financing activities:
Borrowings under line of credit	-	3,510
Repayment of capital lease obligations	(842)	(741)
Proceeds from exercise of stock options	3,290	1,514
Net cash provided by financing activities	2,448	4,283

Effect of exchange rate changes on cash and cash equivalents	(1,073)	(261)

Increase in cash and cash equivalents	1,279	5,093
Cash and cash equivalents, at beginning of the period	21,675	16,582
Cash and cash equivalents, at end of the period	$22,954	$21,675

STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

	Three Months Ended					Year Ended
		January 3,		December 28,	% Change		January 3,		December 28,	% Change
Geographic Sales		2014		2012	Fav (Unfav)		2014		2012	Fav (Unfav)
United States	18.3%	$3,463	18.2%	$2,999	15.5%	17.8%	$12,851	19.5%	$12,427	3.4%

Japan	22.4%	4,239	27.4%	4,505	-5.9%	24.5%	17,666	26.2%	16,692	5.8%
China	10.8%	2,043	10.4%	1,714	19.2%	11.9%	8,618	13.2%	8,406	2.5%
Korea	10.0%	1,893	8.1%	1,334	41.9%	10.7%	7,743	10.5%	6,713	15.3%
Spain	7.4%	1,401	7.4%	1,219	14.9%	6.7%	4,867	4.8%	3,069	58.6%
Other	31.1%	5,905	28.5%	4,695	25.8%	28.3%	20,470	25.8%	16,476	24.2%
Total International Sales	81.7%	15,481	81.8%	13,467	15.0%	82.2%	59,364	80.5%	51,356	15.6%

Total Sales	100.0%	$18,944	100.0%	$16,466	15.0%	100.0%	$72,215	100.0%	$63,783	13.2%

Product Sales
Core products
ICLs	60.8%	$11,512	53.2%	$8,758	31.4%	61.1%	$44,128	55.0%	$35,080	25.8%
IOLs	34.9%	6,620	41.2%	6,786	-2.4%	33.4%	24,153	40.7%	25,971	-7.0%
Total core products	95.7%	18,132	94.4%	15,544	16.6%	94.6%	68,281	95.7%	61,051	11.8%
Non-core products
Other	4.3%	812	5.6%	922	-11.9%	5.4%	3,934	4.3%	2,732	44.0%
Total Sales	100.0%	$18,944	100.0%	$16,466	15.0%	100.0%	$72,215	100.0%	$63,783	13.2%

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
(in 000's)

Unaudited

	Three Months Ended		Year Ended
	January 3,	December 28,	January 3,	December 28,
	2014	2012	2014	2012
Net income (loss) - (as reported)	$(876)	$(1,414)	$398	$(1,763)
Less:
Manufacturing consolidation expenses	238	656	2,242	$2,636
Spain distribution transition cost	-	582	442	$1,151
Foreign currency impact	(77)	(102)	(39)	$(111)
Fair value adjustment of warrants	-	(118)	(27)	$(335)
Stock-based compensation expense	1,565	891	4,489	$3,208
Net income - (adjusted)	$850	$495	$7,505	$4,786

Net income (loss) per share, basic - (as reported)	$(0.02)	$(0.04)	$0.01	$(0.05)
Manufacturing consolidation expenses	$0.01	$0.02	$0.06	$0.07
Spain distribution transition cost	$-	$0.02	$0.01	$0.03
Foreign currency impact	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Fair value adjustment of warrants	$-	$(0.00)	$(0.00)	$(0.01)
Stock-based compensation expense	$0.04	$0.02	$0.12	$0.09
Net income per share, basic - (adjusted)	$0.02	$0.01	$0.20	$0.13

Net income (loss) per share, diluted - (as reported)	$(0.02)	$(0.04)	$0.01	$(0.05)
Manufacturing consolidation expenses	$0.01	$0.02	$0.06	$0.07
Spain distribution transition cost	$-	$0.02	$0.01	$0.03
Foreign currency impact	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Fair value adjustment of warrants	$-	$(0.00)	$(0.00)	$(0.01)
Stock-based compensation expense	$0.04	$0.02	$0.12	$0.09
Net income per share, diluted - (adjusted)	$0.02	$0.01	$0.19	$0.13

Weighted average shares outstanding - Basic	37,111	36,394	36,706	36,253
Weighted average shares outstanding - Diluted	37,111	36,394	38,607	36,253

Note:  Net income per share (adjusted), basic and diluted, may not add up due to rounding

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited

	Three Months Ended
	GAAP Sales
	January 3,	Effect of	Constant	December 28,	As Reported		Constant Currency
	2014	Currency	Currency	2012	$ Change	% Change	$ Change	% Change
ICL	$11,512	$35	$11,547	$8,758	$2,754	31%	$2,789	32%
IOL	6,620	983	7,603	6,786	(166)	-2%	817	12%
Other	812	80	892	922	(110)	-12%	(30)	-3%
Total Sales	$18,944	$1,098	$20,042	$16,466	$2,478	15%	$3,576	22%

	Year Ended
	GAAP Sales
	January 3,	Effect of	Constant	December 28,	As Reported		Constant Currency
	2014	Currency	Currency	2012	$ Change	% Change	$ Change	% Change
ICL	$44,128	$145	$44,273	$35,080	$9,048	26%	$9,193	26%
IOL	24,153	3,233	27,386	25,971	(1,818)	-7%	1,415	5%
Other	3,934	443	4,377	2,732	1,202	44%	1,645	60%
Total Sales	$72,215	$3,821	$76,036	$63,783	$8,432	13%	$12,253	19%